Silver Star Properties’ Subsidiary Successfully Confirms Chapter 11 Plan as Major Step Towards Redeployment Into Self-Storage Asset Class

HOUSTON — February 26, 2024 — Silver Star Properties REIT, Inc. (“Silver Star” or the “Company”) is a self-managed real estate investment trust that is currently repositioning in an orderly manner into the self-storage asset class. Hartman SPE, LLC (the “SPE”), an indirect subsidiary, which owns legacy office, retail, and industrial properties today announced “the United States Bankruptcy Court for the District of Delaware confirmed in all respects the SPE’s Combined Disclosure Statement and Chapter 11 Plan.”
Under the Chapter 11 Plan, the SPE will continue to conduct an orderly sale of its assets to pay its undisputed creditors in full, complete the refinance of its maturing senior indebtedness, and maximize capital available for Silver Star’s redeployment into the self-storage asset class. When all the sales are completed, Silver Star expects to have approximately $370 million in available funds, assuming a loan-to-value ratio of 50%, for the Company’s investment strategy. The Chapter 11 process, culminating in the successful confirmation of the Chapter 11 Plan, allowed the SPE to complete property sales without external interference by a dissident minority shareholder, which sales will be instrumental as the SPE looks to close on the refinancing of its SASB Loan. The minority shareholder agreed to a judgment during the Chapter 11 case to withdraw all interference with the ongoing property sales.
The Chapter 11 case became necessary after efforts to amicably resolve intercompany ownership matters failed, a process that had been ongoing since December 2022, involving negotiations between the Company and Hartman vREIT XXI, Inc. which is under the control of Allen Hartman. The Company had pursued mediation and sought legal remedies in response to Allen Hartman's efforts to secure more favorable terms through the use of aggressive legal tactics. The Company ultimately reached the conclusion that the Chapter 11 filing was the only viable and constructive avenue to obtain the necessary relief to purify its ownership of the SPE's properties, thereby safeguarding and enhancing shareholder value. Ownership of the SPE’s properties was confirmed by Federal court order entered by the United States Bankruptcy Court against Hartman vREIT XXI.
Gerald Haddock, Executive Chairman of the Executive Committee of Silver Star, stated, “We are pleased with our progress towards our goals of moving the Company into self-storage. Confirmation of the Chapter 11 Plan, and the expected exit from Chapter 11 in the near future, will allow the Company to resume its new growth strategy and make distributions to its shareholders much quicker, all of which have been hindered by the dissident shareholder’s interference.”

Contact:
Investor and Media Relations
press@silverstarreit.com
1-877-734-8876
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